AGREEMENT

This Agreement is entered into on this ____ day of ___________ 1999, by and between Shangri-La Vacation and Exchange, a Corporation, and Internet Cable Corp., a Corporation.

In consideration of the mutual promises set forth hereunder, the sufficiency of which is hereby acknowledged, Shangri-La Vacation and Exchange and Internet Cable Corp. agree to the following:

Article 1.        THE WORK OF THIS CONTRACT

         Phase I ICBL will provide for a team of four engineers to travel to China for two weeks. ICBL will do an evaluation of the hotel sites. ICBL would complete a strategic plan complete with budgeting for hardware, installation, timelines for Phase 2. ICBL plan would incorporate TV Programming, Movie on Demand, and High Speed Internet Access for all the hotels. Internet Access would be provided to each room.

         Phase 2 Engineers would return to China to complete the infrastructure, install systems into the hotels and provide for central monitoring.

         At the end of Phase 1 an addendum specifically detailing costs to SVE will be created and mutually accepted by both parties. This addendum will outline the compensation to ICBL.

         The contractor shall fully execute the Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others.

Article 2.        DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

         The date of commencement shall be the date of signing of the Agreement. The Contractor shall have 30 days to show substantial completion of Phase One and a maximum of 60 days for submission of reports and budgets for Phase 2. The completion date of Phase 2 shall be indicated in the budgets submitted and shall become valid and enforceable when approved.

Article 3.        CONTRACT SUM

         The Exchange shall pay to the Contractor the sum of USD 80,000 for Phase I.
         The Exchange shall pay to the Contractor the sum TBD after the submission of an acceptable budget.

Article 4.        PAYMENTS

         The Exchange shall pay to the Contractor the sum of USD 40,000 within ten days of the signing of this contract and USD 40,000 upon submission of the report and budgets.

Subsequent payments will be made in accordance with the submitted proposal and budget.

Article 5.        DUTIES OF PARTIES

         The Exchange shall be responsible to provide lodging for the contractors employees while in China and arrange inner-China transportation. The exchange shall also make available to the Contractor any and all information and documents that the Contractor shall require to complete its report.

         Internet Cable Corp. (ICBL) will perform a study of the existing telecommunication facilities used by members of the Shangri-La Vacation and Exchange. ICBL will then design a system capable of integrating High Speed Internet Access, TV Programming, Video on Demand, and Reservations Service. It is intended that Shangri-La Vacations and Exchange will install the recommended




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system under the guidance of ICBL. ICBL will operate a central location and provide the aforementioned services to the Shangri-La Member at an established price. Shangri-La will own all systems placed in members properties and be responsible for upkeep. ICBL will supply content of the system and administration from its wholly owned facility.

Article 6.        TERMINATION

This agreement may be terminated as follows: ICBL may terminate this agreement after the completion of Phase 1 if the report filed indicates that the project is not viable for SVE.

         No modifications shall be binding unless in written form and consented to by both parties.

This contract may be terminated for cause.

Article 7.        MISCELLANEOUS

SVE warrants that is has budgeted $65,000 USD for the installation and development of high-speed Internet access into all member hotels. This upgrade includes the creation of a centralized reservation system and monitoring station for the network.

Time shall be of the essence in the performance of this Agreement.

If any part of this Agreement is held unenforceable for any reason, the remaining portion of this Agreement shall remain in full force and effect, and shall be carried out in a manner which is consistent with the intentions of the parties hereto.

If any legal action or proceeding, including any arbitration of disputes, arising out of, or relating to, this Agreement is brought by either party, the prevailing party as determined by the Court or Arbitrator, shall be entitled to receive from the non-prevailing party, in addition to any other relief that may be granted, reasonable attorney's fees, costs and expenses incurred in the action or proceeding by the prevailing party.

This Agreement is entered into on this _____ day of _________, 1999, in the City of Incline Village, State of Nevada.



______________________________________         Title ___________________________
Shangri-La Vacation and Exchange




______________________________________         Title ___________________________
Internet Cable Corp.